Exhibit 99.1

CONTACT:	Corporate Communications
404-715-2554, media@delta.com

Delta Board of Directors Welcomes Christophe Beck as Newest Member

ATLANTA, December 13, 2024 – Delta Air Lines’ (NYSE:DAL) board of directors today announced Christophe Beck as its newest member.

Mr. Beck is the Chairman and Chief Executive Officer of Ecolab Inc. (NYSE:ECL), a global leader in water, hygiene and infection prevention solutions and services that protect people and the resources vital to life.

“We are thrilled to welcome Christophe to the Delta board of directors,” said David Taylor, Delta’s non-executive Chair of the Board. “Christophe’s extensive leadership experience running complex global businesses, as well as his technological background, will contribute meaningful expertise to Delta’s board.”

“I’ve always been inspired by Delta’s ability to grow and thrive in an unpredictable world by focusing on people and culture,” said Christophe Beck. “I look forward to contributing to the company’s continued success.”

Mr. Beck has 30 years of global management, marketing, and sales experience in leadership roles across Europe, Asia, and North America. He was named Ecolab’s Chairman and Chief Executive Officer in May 2022 after previously being named President and Chief Executive Officer in January 2021, and President and Chief Operating Officer in April 2019. Before joining Ecolab in 2007, Mr. Beck held executive positions at Nestle between 1991 and 2006. Mr. Beck holds a master’s degree in mechanical engineering and aerodynamics from the Swiss Federal Institute of Technology (École polytechnique fédérale de Lausanne).

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